FOR IMMEDIATE RELEASE

Contacts:    Martha Fleming, Steve Brolly
Fidelity Southern Corporation (404) 240-1504

FIDELITY SOUTHERN CORPORATION EARNS $6.8 MILLION
IN FOURTH QUARTER; RECORD $39.1 MILLION IN 2015
ATLANTA, GA (January 21, 2016) – Fidelity Southern Corporation (“Fidelity” or the “Company”) (NASDAQ: LION), holding company for Fidelity Bank (the “Bank”), today reported financial results for the quarter and year ended December 31, 2015.
KEY RESULTS

•	Net income of $6.8 million and $39.1 million, or $0.28 and $1.64 per diluted share, for the quarter and year ended December 31, 2015

•	Net interest margin increased 7 basis points during the quarter to 3.23%

•	Total assets at December 31, 2015 of $3.8 billion increased 10.0% in the fourth quarter and 24.8% in 2015

•	Loan portfolio increased by $313.3 million, or 10.5%, during the quarter and $672.5 million, or 25.6%, year over year, to $3.3 billion

•	Loans serviced for others grew by $255.6 million, or 3.3%, during the quarter and $1.5 billion, or 22.4%, year over year, to $8.0 billion

•	Total deposits increased by $267.5 million or 9.2%, during the quarter and $721.5 million, or 29.4%, year over year, to $3.2 billion

•	Total revenues of $61.7 million and $244.7 million for the quarter and year ended December 31, 2015

•	Return on Average Assets of 0.72% and 1.16% for the quarter and year ended December 31, 2015

•
On October 2, 2015, the Bank acquired approximately $281 million in assets, including $145 million in loans, and assumed approximately $266 million in customer deposits of The Bank of Georgia under an FDIC-assisted transaction

•
On October 26, 2015, the Company announced a Purchase and Assumption agreement with American Enterprise Bankshares, Inc. ("AEB") in which the Company will acquire all of the common stock of AEB. The transaction is expected to close in the first quarter of 2016. As of September 30, 2015, AEB reported approximately $205 million in assets, $156 million in loans, and $177 million in deposits

Fidelity's Chairman, Jim Miller, said, "We are optimistic about 2016.  We are taking market share so earnings have remained strong, even in an economy which seems mostly fueled by real estate, and also with help from the consumer.  Diversity of product has certainly helped as has expansion of our service teams with more branches and locations around the Southeast, which lets us offer our relationship banking to more companies and individuals.  Build-out of Trust Services continues and will contribute this year.  As we focus on profitability, more branching is planned, as well as growth of our recent acquisitions."

BALANCE SHEET
Total assets at December 31, 2015, grew to $3.8 billion, an increase of $349.6 million, or 10.0%, compared to September 30, 2015, and $763.9 million, or 24.8%, compared to December 31, 2014. These increases are primarily attributable to acquisitions made during the quarter and year, as well as organic growth in the indirect and mortgage loan portfolios held for investment.
On October 2, 2015, the Bank acquired substantially all the assets and liabilities of The Bank of Georgia in a Purchase and Assumption agreement with the FDIC. The Bank received $266 million in deposits, $144.7 million in loans at fair value, $2.2 million in core deposit intangible, $9.0 million in premises and equipment, and $6.4 million in other real estate. The transaction was accounted for under the acquisition method of accounting. Assets acquired and liabilities assumed were recorded at their estimated fair values on the acquisition date. Fair values are subject to refinement for up to one year after the closing date of the acquisition.
Loans
Total loans held for investment at December 31, 2015, grew to $2.9 billion, an increase of $255.1 million, or 9.7%, compared to September 30, 2015, and $643.6 million, or 28.6%, compared to December 31, 2014. The quarter and year over year increase includes the $144.7 million in loans acquired from The Bank of Georgia in the fourth quarter.
Indirect loans grew by $49.5 million and $230.2 million, or 3.5% and 18.9%, respectively, as the Bank continued to expand in the auto loan market. Mortgage loans increased by $59.2 million and $179.1 million, or 16.5% and 75.3%, respectively, compared to September 30, 2015 and December 31, 2014. $31.3 million of this increase related to organic growth, with the remaining $27.9 million added as part of The Bank of Georgia FDIC-assisted transaction. Commercial loans increased by $124.0 million and $179.1 million, or 21.4% and 34.2% , respectively, compared to September 30, 2015 and December 31, 2014. $31.8 million of the increase in commercial loans for the quarter was related to organic growth, with the remaining $92.2 million added as part of The Bank of Georgia FDIC-assisted transaction.
Total loans held for sale at December 31, 2015, grew to $397.8 million, an increase of $58.2 million, or 17.1%, compared to September 30, 2015, and $28.9 million, or 7.8%, compared to December 31, 2014. The quarter and year over year increases are due to increased production in indirect and mortgage loans held for sale.
Servicing rights showed steady growth as well, growing to $84.9 million at December 31, 2015, a net increase of $2.3 million, or 2.8%, compared to September 30, 2015, and $20.0 million, or 30.9%, compared to December 31, 2014, as residential mortgage, SBA, and indirect loan sales continue to grow.

Asset Quality
Nonaccrual loans increased $5.0 million for the quarter, to $34.3 million. This increase was primarily due to nonaccrual loans acquired as part of The Bank of Georgia FDIC-assisted transaction of $6.4 million, offset by a decrease in the existing nonaccrual loan portfolio of $1.4 million.
Other real estate increased $4.0 million for the quarter, to $18.7 million. This increase was primarily due to other real estate acquired as part of The Bank of Georgia FDIC-assisted transaction of $6.4 million, offset by a decrease in the existing other real estate portfolio of $2.4 million.
Classified loans increased $36.2 million for the quarter, to $84.1 million. This increase was primarily due to classified loans acquired as part of The Bank of Georgia FDIC-assisted transaction of $47.5 million, offset by a decrease in the existing classified loan portfolio of $11.3 million.

Deposits
Total deposits at December 31, 2015, of $3.2 billion increased $267.5 million, or 9.2%, compared to September 30, 2015, and $721.5 million, or 29.4%, compared to December 31, 2014.
The year over year net increase occurred primarily due to organic growth of $253.8 million, as well as the acquisition of deposits from The Bank of Georgia FDIC-assisted transaction during October 2015 of $278.2 million, eight branches in Florida during September 2015 of $151.3 million, and one branch in Florida during January 2015 of $38.2 million.
Average core deposits, including noninterest-bearing demand deposits, grew by $284.3 million, or 15.2%, during the quarter and $476.4 million, or 28.4%, year over year, increasing to $2.2 billion, particularly in commercial accounts and through the acquisition of branch deposits discussed above.
Borrowings

Other borrowings increased by $72.5 million, or 52.9%, during the quarter and decreased $81.4 million, or 27.9%, year over year. The quarterly and year over year fluctuations occurred due to changes in short-term borrowings. The Bank manages short-term liquidity needs through short-term FHLB advances and Fed funds purchased.
Subordinated debt increased by $74.0 million year over year due to the issuance of $75 million in subordinated notes, net of issuance costs, during May 2015. The additional subordinated debt was issued to support general corporate purposes and acquisitions.
INCOME STATEMENT
Interest Income
Interest income was $33.0 million and $116.6 million for the quarter and year ended December 31, 2015, respectively, an increase of $6.4 million and $15.0 million, or 24.1% and 14.7%, respectively, as compared to the same periods in 2014. The increase was primarily due to a year over year increase in average loans of $611.6 million, or 26.8%, mainly in the indirect and mortgage portfolios, while the yield on loans decreased by 9 basis points, from 4.02% to 3.93%, as new loans, on average, were originated at lower yields over the previous twelve months.
On a linked-quarter basis, interest income increased by $3.4 million, or 10 basis points, primarily due to a $230.0 million increase in average loans. This increase was primarily due to an organic growth of $52.8 million, as well as the acquisition of $144.7 million in loans from The Bank of Georgia in the fourth quarter of 2015, and $30.2 million in loans from First Bank late in the third quarter of 2015.

Interest Expense
Interest expense was $4.9 million and $15.8 million for the quarter and year ended December 31, 2015, an increase of $1.9 million and $4.6 million, or 62.3% and 40.8%, respectively, as compared to the same periods in 2014. These increases occurred primarily due to an increase in average subordinated debt of $74.0 million and $44.0 million for the quarter and year ended December 31, 2015, compared to the same periods in 2014, due to the addition of $75 million in subordinated debt in May 2015, as well as an increase in average interest bearing deposits of $535.9 million and $364.9 million for the quarter and year ended December 31, 2015, compared to the same periods in 2014. Part of this increase in average interest bearing deposits was due to acquisitions, with $208.2 million in interest bearing deposits added in the fourth quarter from The Bank of Georgia, and $365.8 million added through the year from all acquisitions.
On a linked-quarter basis, interest expense increased by $437,000, or 9.8%, primarily due to the increase in the average balance of interest bearing deposits of $330.2 million for the quarter. This increase includes $208.2 million in interest-bearing deposits acquired from The Bank of Georgia FDIC-assisted transaction during the fourth quarter of 2015, and $124.5 million in interest-bearing deposits acquired from First Bank late in the third quarter of 2015.
Provision for Loan Losses
The provision for loan losses was $3.1 million and $4.4 million for the quarter and year ended December 31, 2015, an increase of $2.5 million and $3.8 million, respectively, as compared to the same periods in 2014. These increases are due to the net growth in the total loan portfolio, excluding acquired loans, which increased $487.2 million compared to December 31, 2014, to $2.7 billion.
Net Interest Margin
The net interest margin was 3.23% and 3.24% for the quarter and year ended December 31, 2015, compared to 3.47% and 3.62% for the same periods in 2014. The decrease was primarily attributable to a decrease in the yield on total loans as new loans were originated at lower yields in 2015. Although the net interest margin decreased year over year, net interest income (tax equivalent) rose to $28.3 million and $101.2 million for the quarter and year ended December 31, 2015, compared to $23.7 million and $90.8 million for the same periods in 2014. These increases were due primarily to an increase of 27.8% and 24.3% in interest earning assets for the quarter and year ended December 31, 2015 compared to the same periods in 2014, due to a combination of organic growth and acquisitions previously described.
On a linked-quarter basis, the net interest margin increased 7 basis points. This increase is primarily due to loans acquired in The Bank of Georgia FDIC-assisted transaction in the fourth quarter of 2015 having higher yields than the existing portfolio.
Noninterest Income
Noninterest income was $28.7 million and $128.0 million for the quarter and year ended December 31, 2015, an increase of $4.0 million and $32.7 million, or 16.0% and 34.3%, respectively, as compared to the same periods in 2014. The increases were primarily related to increases in mortgage banking income as compared to the prior year.
Noninterest income from mortgage banking activities increased by $3.3 million and $29.8 million for the quarter and year, respectively, as compared to the same periods in 2014. Gains on mortgage loan sales increased $3.3 million and $26.7 million for the quarter and year, respectively, as compared to the same periods in 2014. Quarterly mortgage loan production increased by $52.4 million, or 10.2%, to $567.9 million while quarterly mortgage loan sales increased by $44.8 million, or 9.4%, to $520.7 million, as compared to the same periods in 2014. Year over year mortgage loan production increased by $739.2 million, or 38.2%, to $2.7 billion while year over year mortgage loan sales increased by $696.4 million, or 39.0%, to $2.5 billion.

On a linked-quarter basis, noninterest income decreased by $1.9 million, or 6.3%, primarily attributable to a decrease in income from mortgage banking activities of $2.0 million, due to lower gain on sale of mortgage servicing in the fourth quarter of 2015. See "Analysis of Mortgage Lending" tables below. This decrease was partially offset by an increase in service charges and other fees of $479,000, or 18.7%, as a result of growth in loan and deposit accounts.
Noninterest Expense
Noninterest expense was $43.2 million and $163.1 million for the quarter and year ended December 31, 2015, an increase of $6.6 million and $24.3 million, or 18.0% and 17.5%, respectively, as compared to the same periods in 2014.
During the quarter, Fidelity Bank continued its strategy of increasing its footprint across a larger geographic area, and increasing production as well. The Bank of Georgia FDIC-assisted transaction in October 2015 was the primary reason for increased noninterest expense in many areas. Salaries, benefits and commissions for the quarter and year increased $3.2 million and $17.2 million, or 13.8% and 19.8%, compared to the same periods in 2014. Occupancy expense for the quarter and year increased $1.3 million and $3.0 million, or 37.1% and 23.4%, compared to the same periods in 2014. Other noninterest expense for the quarter and year ended December 31, 2015 increased by $1.9 million and $3.6 million, or 22.4% and 10.4%, compared to the same periods in 2014, which is primarily due to increases associated with acquisitions and new locations.
On a linked-quarter basis, noninterest expense increased by $3.2 million, or 8.0%, primarily due to a $1.6 million increase in salaries, benefits and commissions, primarily due to The Bank of Georgia FDIC-assisted transaction in the fourth quarter of 2015 and First Bank branch acquisition late in the third quarter of 2015 increasing the Bank's headcount, along with an increase of $541,000 in occupancy costs due to the increased number of locations due to acquisition and expansion.
ABOUT FIDELITY SOUTHERN CORPORATION
Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and trust and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” from Fidelity Southern Corporation’s 2014 Annual Report filed on Form 10-K with the Securities and Exchange Commission. Additional information and other factors that could affect future financial results are included in Fidelity's filings with the Securities and Exchange Commission.
-end-

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands, except per share data)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
INCOME STATEMENT DATA:
Interest income	$33,043	$29,597	$27,516	$26,486	$26,633
Interest expense	4,897	4,460	3,502	2,945	3,018
Net interest income	28,146	25,137	24,014	23,541	23,615
Provision for loan losses	3,097	1,328	(182)	108	556
Noninterest income	28,676	30,619	36,695	32,038	24,711
Noninterest expense	43,237	40,049	41,165	38,635	36,645
Net income	6,777	9,217	12,451	10,690	7,213
PERFORMANCE:
Earnings per common share - basic	$0.29	$0.41	$0.58	$0.50	$0.34
Earnings per common share - diluted	0.28	0.39	0.52	0.45	0.31
Total revenues	$61,719	$60,216	$64,211	$58,524	$51,344
Book value per common share	$13.03	$12.83	$12.90	$12.85	$12.40
Tangible book value per common share	12.66	12.55	12.70	12.64	12.22
Cash dividends paid per common share	$0.10	$0.10	$0.10	$0.09	$0.09
Return on average assets	0.72%	1.07%	1.55%	1.40%	0.99%
Return on average shareholders' equity	9.08%	12.69%	17.97%	16.20%	10.99%
Net interest margin	3.23%	3.16%	3.24%	3.35%	3.47%
END OF PERIOD BALANCE SHEET SUMMARY:
Total assets	$3,849,063	$3,499,465	$3,374,938	$3,205,293	$3,085,135
Earning assets	3,491,642	3,157,693	3,050,960	2,883,778	2,790,259
Loans, excluding Loans Held-for-Sale	2,896,948	2,641,814	2,411,143	2,317,581	2,253,306
Total loans	3,294,782	2,981,465	2,885,410	2,723,098	2,622,241
Total deposits	3,179,511	2,912,038	2,639,248	2,652,896	2,458,022
Shareholders' equity	301,459	295,286	285,946	274,898	264,951
Assets serviced for others	8,033,479	7,777,854	7,292,561	6,900,870	6,562,505
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	$3,751,012	$3,423,373	$3,228,867	$3,098,079	$2,921,650
Earning assets	3,465,703	3,164,897	2,980,741	2,858,827	2,711,139
Loans, excluding Loans Held-for-Sale	2,873,658	2,516,582	2,361,146	2,298,789	2,192,383
Total loans	3,186,124	2,956,109	2,778,117	2,656,556	2,509,552
Total deposits	3,146,089	2,731,407	2,624,412	2,530,988	2,416,139
Shareholders' equity	296,195	288,220	277,961	267,561	260,309
Assets serviced for others	7,902,116	7,521,391	7,104,630	6,742,214	6,413,357
ASSET QUALITY RATIOS:
Net charge-offs/(recoveries), annualized to average loans	0.18%	0.05%	(0.03)%	0.29%	0.50%
Allowance to period-end loans	0.91%	0.94%	0.97%	1.03%	1.13%
Nonperforming assets to total loans, ORE and repossessions	1.93%	1.86%	2.01%	2.33%	2.61%
Allowance to nonperforming loans, ORE and repossessions	0.47x	0.50x	0.48x	0.44x	0.43x
SELECTED RATIOS:
Loans to total deposits	91.11%	90.72%	91.36%	87.36%	91.67%
Average total loans to average earning assets	91.93%	93.40%	93.20%	92.92%	92.56%
Noninterest income to total revenue	46.46%	50.85%	57.15%	54.74%	48.13%
Leverage ratio	8.84%	9.41%	9.77%	9.89%	10.40%
Common equity tier 1 capital	8.21%	8.82%	8.96%	9.12%	N/A
Tier 1 risk-based capital	9.50%	10.25%	10.46%	10.69%	11.07%
Total risk-based capital	12.40%	13.40%	13.71%	11.50%	12.01%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

($ in thousands)	December 31, 2015	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$86,133	$87,373	$71,605
Investment securities available-for-sale	172,397	155,749	149,590
Investment securities held-to-maturity	14,398	12,816	7,349
Loans held-for-sale	397,834	339,651	368,935
Loans	2,896,948	2,641,814	2,253,306
Allowance for loan losses	(26,464)	(24,750)	(25,450)
Loans, net of allowance for loan losses	2,870,484	2,617,064	2,227,856
Premises and equipment, net	79,629	69,356	60,857
Other real estate, net	18,677	14,707	22,564
Bank owned life insurance	66,109	66,008	59,553
Servicing rights, net	84,944	82,659	64,897
Other assets	58,458	54,082	51,929
Total assets	$3,849,063	$3,499,465	$3,085,135

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$786,779	$722,771	$558,018
Interest-bearing deposits
Demand and money market	1,040,281	956,149	788,373
Savings	362,793	317,766	321,621
Time deposits	989,658	915,352	790,010
Total deposits	3,179,511	2,912,038	2,458,022
Short-term borrowings	209,730	137,186	291,087
Subordinated debt, net	120,322	120,289	46,303
Other liabilities	38,041	34,666	24,772
Total liabilities	3,547,604	3,204,179	2,820,184

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—
Common stock	169,782	166,989	162,575
Accumulated other comprehensive income, net	1,610	2,702	2,814
Retained earnings	130,067	125,595	99,562
Total shareholders’ equity	301,459	295,286	264,951
Total liabilities and shareholders’ equity	$3,849,063	$3,499,465	$3,085,135

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Quarter Ended			For the Year Ended
($ in thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
INTEREST INCOME
Loans, including fees	$31,493	$28,462	$25,382	$111,626	$96,664
Investment securities	1,523	1,108	1,242	4,936	4,918
Federal funds sold and bank deposits	27	27	9	80	85
Total interest income	33,043	29,597	26,633	116,642	101,667
INTEREST EXPENSE
Deposits	3,308	2,866	2,609	11,349	9,707
Other borrowings	133	179	130	650	406
Subordinated debt	1,456	1,415	279	3,805	1,113
Total interest expense	4,897	4,460	3,018	15,804	11,226
Net interest income	28,146	25,137	23,615	100,838	90,441
Provision for loan losses	3,097	1,328	556	4,351	531
Net interest income after provision for loan losses	25,049	23,809	23,059	96,487	89,910
NONINTEREST INCOME
Service charges on deposit accounts	1,447	1,230	1,229	4,955	4,438
Other fees and charges	1,589	1,327	1,189	5,356	4,349
Mortgage banking activities	18,806	20,799	15,489	85,540	55,781
Indirect lending activities	3,774	4,037	3,847	18,821	18,457
SBA lending activities	1,477	1,494	1,305	5,265	4,987
Bank owned life insurance	952	496	304	2,440	1,673
Securities losses	(329)	—	—	(329)	—
Other	960	1,236	1,348	5,980	5,635
Total noninterest income	28,676	30,619	24,711	128,028	95,320
NONINTEREST EXPENSE
Salaries and employee benefits	20,581	17,800	17,926	76,871	67,006
Commissions	6,118	7,270	5,545	27,342	19,988
Occupancy, net	4,811	4,270	3,508	16,017	12,985
Communication	1,203	1,083	1,068	4,336	3,897
Other	10,524	9,626	8,598	38,520	34,878
Total noninterest expense	43,237	40,049	36,645	163,086	138,754
Income before income tax expense	10,488	14,379	11,125	61,429	46,476
Income tax expense	3,711	5,162	3,912	22,294	16,440
NET INCOME	$6,777	$9,217	$7,213	$39,135	$30,036

EARNINGS PER SHARE:
Basic earnings per share	$0.29	$0.41	$0.34	$1.77	$1.41
Diluted earnings per share	$0.28	$0.39	$0.31	$1.64	$1.28
Weighted average common shares outstanding-basic	23,083	22,604	21,343	22,137	21,313
Weighted average common shares outstanding-diluted	24,071	23,903	23,544	23,863	23,468

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
LOANS BY CATEGORY
(UNAUDITED)

($ in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Commercial	$703,292	$579,319	$533,853	$519,062	$524,145
SBA	135,993	138,078	138,819	138,198	134,766
Total commercial and SBA loans	839,285	717,397	672,672	657,260	658,911
Construction loans	177,033	154,335	146,778	134,456	123,994
Indirect automobile	1,449,480	1,399,932	1,281,978	1,251,044	1,219,232
Installment	14,055	12,236	11,698	12,209	13,222
Total consumer loans	1,463,535	1,412,168	1,293,676	1,263,253	1,232,454
Residential mortgage	302,378	248,697	210,740	180,424	158,498
Home equity lines of credit	114,717	109,217	87,277	82,188	79,449
Total mortgage loans	417,095	357,914	298,017	262,612	237,947
Loans	2,896,948	2,641,814	2,411,143	2,317,581	2,253,306

Loans held-for-sale:
Residential mortgage	233,525	218,308	310,793	241,974	181,424
SBA	14,309	11,343	13,474	13,543	12,511
Indirect automobile	150,000	110,000	150,000	150,000	175,000
Total loans held-for-sale	397,834	339,651	474,267	405,517	368,935
Total loans	$3,294,782	$2,981,465	$2,885,410	$2,723,098	$2,622,241

Noncovered loans	$2,874,308	$2,617,991	$2,385,489	$2,287,422	$2,218,493
Covered loans	22,640	23,823	25,654	30,159	34,813
Loans held-for-sale	397,834	339,651	474,267	405,517	368,935
Total loans	$3,294,782	$2,981,465	$2,885,410	$2,723,098	$2,622,241

DEPOSITS BY CATEGORY
(UNAUDITED)

	For the Three Months Ended
	December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014
($ in millions)	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate
Noninterest-bearing demand deposits	$761,507	—%	676,976	—%	$650,467	—%	$605,762	—%	$567,423	—%
Interest-bearing demand deposits	1,020,241	0.26%	881,456	0.25%	843,226	0.24%	812,833	0.23%	783,896	0.25%
Savings deposits	369,536	0.35%	308,503	0.34%	301,599	0.33%	309,393	0.33%	323,605	0.35%
Time deposits	994,805	0.92%	864,472	0.94%	829,120	0.94%	803,000	0.90%	741,215	0.98%
Total average deposits	$3,146,089	0.42%	$2,731,407	0.42%	$2,624,412	0.41%	$2,530,988	0.40%	$2,416,139	0.43%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
NONPERFORMING AND CLASSIFIED ASSETS
(UNAUDITED)

($ in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
NONPERFORMING ASSETS
Nonaccrual loans	$34,325	$29,374	$30,756	$32,432	$34,856
Loans past due 90 days or more and still accruing	1,284	3,968	836	1,006	827
Repossessions	1,561	1,435	1,041	1,002	1,183
Other real estate (ORE)	18,677	14,707	16,070	19,988	22,564
Nonperforming assets	$55,847	$49,484	$48,703	$54,428	$59,430
NONPERFORMING ASSET RATIOS
Loans 30-89 days past due	$9,353	$7,018	$3,653	$3,934	$4,551
Loans 30-89 days past due to loans	0.32%	0.27%	0.15%	0.17%	0.20%
Loans past due 90 days or more and still accruing to loans	0.04%	0.15%	0.03%	0.04%	0.04%
Nonperforming assets to loans, ORE, and repossessions	1.93%	1.86%	2.01%	2.33%	2.61%

ASSET QUALITY RATIOS
Classified Asset Ratio (3)	28.38%	17.56%	18.59%	20.45%	21.49%
Nonperforming loans as a % of loans	1.24%	1.26%	1.31%	1.44%	1.58%
ALL to nonperforming loans	74.32%	74.23%	74.15%	71.05%	71.32%
Net charge-offs/(recoveries), annualized to average loans	0.18%	0.05%	(0.03)%	0.29%	0.50%
ALL as a % of loans	0.91%	0.94%	0.97%	1.03%	1.13%
ALL as a % of loans excluding acquired loans(4)	0.96%	0.94%	0.97%	1.03%	1.13%

CLASSIFIED ASSETS
Classified loans (1)	$84,093	$47,906	$49,561	$52,684	$53,415
ORE and repossessions	17,125	12,750	13,209	14,508	17,218
Total classified assets (2)	$101,218	$60,656	$62,770	$67,192	$70,633

(1) Amount of SBA guarantee included	$4,680	$3,970	$5,256	$5,802	$5,271
(2) Classified assets include loans having a risk rating of substandard or worse, both accrual and nonaccrual, repossessions and ORE, net of loss share.
(3) Classified asset ratio is defined as classified assets as a percentage of the sum of Tier 1 capital plus allowance for loan losses.
(4) Allowance calculation excludes acquired loans, due to valuation calculated at acquisition.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF INDIRECT LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Average loans outstanding (1)	$1,563,498	$1,486,077	$1,407,848	$1,389,570	$1,329,306
Loans serviced for others	$1,117,210	$1,117,721	$1,091,644	$1,025,569	$902,823
Past due loans:
Amount 30+ days past due	$1,829	$1,381	$1,098	$1,222	$1,547
Number 30+ days past due	235	170	128	132	143
30+ day performing delinquency rate (2)	0.11%	0.10%	0.08%	0.09%	0.11%
Nonperforming loans	$1,117	$810	$527	$778	$715
Nonperforming loans as a percentage of period end loans (2)	0.07%	0.06%	0.04%	0.06%	0.05%
Net charge-offs	$1,014	$605	$495	$866	$901
Net charge-off rate (3)	0.28%	0.17%	0.16%	0.36%	0.30%
Number of vehicles repossessed during the period	131	120	106	134	128
Average beacon score	757	755	755	755	753
Production by state:
Alabama	$17,758	$20,886	$18,831	$22,056	$26,780
Arkansas	39,436	46,704	39,174	35,786	41,912
North Carolina	20,378	21,484	20,536	21,809	25,059
South Carolina	13,661	13,339	16,021	16,273	16,132
Florida	95,054	98,087	91,725	96,688	102,465
Georgia	48,241	54,497	52,735	60,402	69,288
Mississippi	27,032	23,424	21,281	19,537	23,736
Tennessee	18,156	16,946	19,295	19,479	22,880
Virginia	12,640	14,829	16,349	16,919	18,590
Texas	36,127	37,673	35,739	41,527	50,987
Louisiana	27,147	24,490	24,095	21,042	13,531
Oklahoma (4)	82	—	—	—	—
Total production by state	$355,712	$372,359	$355,781	$371,518	$411,360
Loan sales	$111,683	$142,132	$177,820	$219,784	$121,973
Portfolio yield (1)	2.79%	2.75%	2.79%	2.88%	3.07%

(1)	Includes held-for-sale
(2)	Calculated by dividing loan category as of the end of the period by period-end loans including held for sale for the specified loan portfolio
(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category
(4)	Expanded into Oklahoma in November 2015

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF MORTGAGE LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Average loans outstanding (1)	$450,263	$511,317	$449,097	$337,122	$300,652
Loans serviced for others	$6,652,700	$6,393,874	$5,942,063	$5,622,102	$5,413,781
% of loan production for purchases	77.5%	81.4%	74.0%	58.8%	74.9%
% of loan production for refinance loans	22.5%	18.6%	26.0%	41.2%	25.1%
Production by region:
Georgia	$341,115	$424,554	$468,795	$342,121	$311,846
Florida/Alabama	44,873	53,815	58,607	51,590	42,485
Virginia/Maryland	109,685	147,387	182,850	158,289	126,151
North and South Carolina (2)	20,973	11,398	8,002	3,858	—
Total retail	516,646	637,154	718,254	555,858	480,482
Wholesale	51,224	66,490	70,169	57,125	34,961
Total production by region	$567,870	$703,644	$788,423	$612,983	$515,443
Loan sales	$520,742	$744,621	$665,738	$552,085	$475,930

INCOME FROM MORTGAGE BANKING ACTIVITIES
(UNAUDITED)

	As of or for the Quarter Ended
(in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Marketing gain, net	$15,407	$17,573	$17,099	$19,746	$12,076
Origination points and fees	2,914	3,871	3,726	2,757	2,744
Loan servicing revenue	4,377	4,059	3,762	3,646	3,473
MSR amortization and impairment adjustments	(3,892)	(4,704)	30	(4,830)	(2,804)
Total mortgage banking activities	$18,806	$20,799	$24,617	$21,319	$15,489

Noncash items included in income from mortgage banking activities:
Capitalized MSR, net	$2,399	$6,461	$5,829	$4,429	$3,333
Valuation on MSR	(999)	(2,215)	2,611	(2,469)	(709)
Mark to market adjustments	648	(1,028)	(1,098)	3,967	588
Total noncash items	$2,048	$3,219	$7,342	$5,926	$3,212

(1) Includes held-for-sale
(2) Expanded into North and South Carolina in January 2015

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	For the Quarter Ended
	December 31, 2015			December 31, 2014
	Average	Income/	Yield/	Average	Income/	Yield/
($ in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans, net of unearned income (1)	$3,186,124	$31,558	3.93%	$2,509,552	$25,427	4.02%
Investment securities (1)	217,375	1,566	2.86%	169,254	1,301	3.05%
Federal funds sold and bank deposits	62,204	27	0.17%	32,333	9	0.11%
Total interest-earning assets	3,465,703	33,151	3.79%	2,711,139	26,737	3.91%
Noninterest-earning assets:
Cash and due from banks	19,346			12,461
Allowance for loan losses	(24,919)			(28,328)
Premises and equipment, net	79,066			60,496
Other real estate	17,157			25,045
Other assets	194,659			140,837
Total assets	$3,751,012			$2,921,650
Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand deposits	$1,020,241	$669	0.26%	$783,896	$485	0.25%
Savings deposits	369,536	328	0.35%	323,605	285	0.35%
Time deposits	994,805	2,311	0.92%	741,215	1,839	0.98%
Total interest-bearing deposits	2,384,582	3,308	0.55%	1,848,716	2,609	0.56%
Other borrowings	154,772	133	0.34%	173,991	130	0.30%
Subordinated debt	120,305	1,456	4.80%	46,301	279	2.39%
Total interest-bearing liabilities	2,659,659	4,897	0.73%	2,069,008	3,018	0.58%
Noninterest-bearing liabilities and shareholders' equity:
Demand deposits	761,507			567,423
Other liabilities	33,651			24,910
Shareholders’ equity	296,195			260,309
Total liabilities and shareholders’ equity	$3,751,012			$2,921,650
Net interest income/spread		$28,254	3.06%		$23,719	3.33%
Net interest margin			3.23%			3.47%

(1) Interest income includes the effect of taxable-equivalent adjustment using a 35% tax rate.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	For the Year Ended
	December 31, 2015			December 31, 2014
($ in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans, net of unearned income(1)	$2,895,847	$111,828	3.86%	$2,284,245	$96,830	4.24%
Investment securities(1)	176,382	5,117	2.90%	175,174	5,141	2.93%
Fed funds sold and interest-bearing deposits	47,106	80	0.17%	50,828	85	0.17%
Total interest-earning assets	3,119,335	117,025	3.75%	2,510,247	102,056	4.07%
Noninterest-earning assets:
Cash and due from banks	16,092			13,605
Allowance for loan losses	(24,443)			(30,363)
Premises and equipment, net	67,192			52,666
Other real estate	18,375			26,327
Other assets	180,578			143,175
Total assets	$3,377,129			$2,715,657

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand deposits	$889,985	$2,164	0.24%	$722,448	$1,889	0.26%
Savings deposits	322,385	1,096	0.34%	316,439	1,147	0.36%
Time deposits	873,352	8,089	0.93%	681,915	6,671	0.98%
Total interest-bearing deposits	2,085,722	11,349	0.54%	1,720,802	9,707	0.56%
Other borrowings	215,685	650	0.30%	134,513	406	0.30%
Subordinated debt	90,303	3,805	4.21%	46,291	1,113	2.40%
Total interest-bearing liabilities	2,391,710	15,804	0.66%	1,901,606	11,226	0.59%
Noninterest-bearing liabilities and shareholders' equity:
Demand deposits	674,114			539,023
Other liabilities	28,724			26,245
Shareholders’ equity	282,581			248,783
Total liabilities and shareholders’ equity	$3,377,129			$2,715,657
Net interest income/spread		$101,221	3.09%		$90,830	3.48%
Net interest margin			3.24%			3.62%
(1) Interest income includes the effect of taxable-equivalent adjustment using a 35% tax rate.